Exhibit 10.76

                     SUPPLEMENTAL INDEMNIFICATION AGREEMENT

         THIS SUPPLEMENTAL INDEMNIFICATION AGREEMENT (this "Agreement") is entered into effective as of December 9, 2004, by and between FX ENERGY, Inc., a Nevada corporation (the "Corporation"), and DENNIS B. GOLDSTEIN ("Indemnitee"), based on the following premises.

                                    Premises

         A. The Corporation has the power and authority pursuant to its Restated Articles of Incorporation ("Articles") to engage in any lawful act for which corporations may be organized under the laws of the state of Nevada. Further,
Section 78.060 of the Nevada Revised Statutes states that corporations may, at any time, exercise these rights, privileges, and powers consistent with the purposes and objects for which the corporation is organized and that the corporation is empowered to make contracts.

         B. Indemnitee is currently a director of the Corporation, which has agreed to indemnify, protect, and defend Indemnitee and hold him harmless pursuant to that certain Indemnification Agreement dated effective December 9, 2004 (the "Director Indemnification").

         C. The parties recognize the continued difficulty in obtaining liability insurance for the Corporation's directors, officers, employees, stockholders, controlling persons, agents, and fiduciaries, the significant increases in the cost of such insurance, and the general reductions in the coverage of such insurance. Furthermore, the parties further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, controlling persons, stockholders, agents, and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance have been severely limited.

         D. Neither Indemnitee nor the Corporation regards the current protection available under the Articles, bylaws, and other indemnifications as adequate under the present circumstances, and Indemnitee would be unwilling to serve in such capacities without additional protection. Moreover, the Corporation (i) desires to attract and retain the involvement of highly qualified persons, such as Indemnitee, to be associated with the Corporation and, in part, in order to induce Indemnitee to be associated with the Corporation, (ii) wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law, and (iii) wishes to assure Indemnitee that there will be increased certainty of adequate protection in the future.

         E. Indemnitee serves for a portion of his time as an outside director of the Corporation, for which he receives modest compensation. Indemnitee is an attorney licensed to practice law in the state of California, but does not provide legal services to the Corporation. Indemnitee has determined to associate with the firm of Jeffer, Mangels, Butler & Marmaro, LLP ("Law Firm"), as "of counsel," As a condition of such association, the Law Firm has required that Corporation indemnify, protect, defend, and hold the Law Firm and its partners, employees, and representatives harmless from and against any and all claims made or asserted against the Law Firm and its partners, employees, and representatives on account of any act or omission of Indemnitee performed for the Corporation, whether or not such action could be construed as legal advice, all as more particularly set forth in a letter of indemnification dated October 20, 2004, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

         F. The Law Firm requires as a matter of policy that any Firm lawyer who serves on the board of directors of a publicly-traded corporation first agree to indemnify, protect, defend, and hold the Law Firm and its partners, employees, and representatives harmless from and against any and all claims made or asserted against the Law Firm and its partners, employees, and representatives on account of an act or omission of Indemnitee performed for the Corporation, whether or not such actions could be construed as legal advice Pursuant to this policy, and as a condition of his association with the Law Firm, Indemnitee has been required to give, and has given, such an indemnity to the Firm (the "Goldstein Firm Indemnification"), which provides as follows:

                  (i) FX Energy, Inc. This will acknowledge that Attorney is currently a Director of FX Energy, Inc., a NASDAQ listed public company. This will confirm that such activities will not interfere with your full time practice with the Firm. Attorney will obtain for the Firm a "hold harmless" letter from FX Energy, Inc. in form satisfactory to the Firm indemnifying the Firm and acknowledging that the Firm is not and will not provide any services to FX Energy, Inc. and will have no liability for your actions or services for FX Energy, Inc. as a Director or in any other capacity. Additionally, you will indemnify, protect, defend and hold the Firm and its partners, employees and representatives harmless from and against any and all claims made or asserted against the Firm and its partners, employees and representatives on account of an act or omission performed by you for FX Energy, Inc. whether or not such actions could be construed as legal advice.

         G. In view of the foregoing, as an express condition of Indemnitee continuing to serve as a director of the Corporation and in order for the Corporation to obtain the continuing services of Indemnitee on behalf of the Corporation, the parties desire to enter into this Supplemental Indemnification Agreement to provide protection to Indemnitee that is broader, more comprehensive, and supplemental and in addition to the protection provided under the Director Indemnification.


                                    Agreement

         NOW, THEREFORE, for and in consideration of these premises, which are incorporated herein by reference, and the mutual promises and covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

         1. Definitions. As used in this Agreement:

                  (a) The term "Indemnifiable Matter" means any event, occurrence, status, or condition that takes place either prior to or after the execution of this Agreement, including any inquiry, examination, audit, investigation, review or inspection, or any threatened, pending, or completed action, suit, proceeding, or alternative dispute resolution activity, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which Indemnitee was, is, or believes might be involved as a party, witness, or otherwise, related to or arising out of, in whole or in part, (i) any act, failure to act, statement, omission, transaction, fact, circumstance, or event related to or connected with Indemnitee's association with, on behalf of, or by the Corporation, including association in connection with Indemnitee's being an investor or having a financial interest, directly or indirectly, in the Corporation, (ii) the fact that Indemnitee is or was a director of the Corporation, (iii) Indemnitee's actual or alleged participation in the management or direction of the Corporation as a director or in any other capacity, (iv) Indemnitee's actual or alleged performance of services for, or acting in any capacity with respect to the Corporation, including the provision of services, advice, or other assistance of any kind to the Corporation whether or not construed to be legal assistance or advice, (v) any matter covered or encompassed by the Goldstein Firm Indemnification, and (vi) Indemnitee being a person described in Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, even though Indemnitee may have

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

         ceased to be associated with the Corporation in any capacity, save and except only any matters for which indemnification is actually provided under the Director Indemnification or under the Articles, the Corporation's bylaws, any policy or policies of directors' and officers' liability insurance, any other agreement, any vote of stockholders or disinterested directors, and any applicable and controlling law, statute, rule, decision, or finding, at common law or otherwise, under any theory or form, at law or in equity.

                  (b) The term "Indemnifiable Amount" means any and all losses, claims, damages, expenses, liabilities, judgments, fines, penalties, and actions in respect thereof, as they are incurred, against Indemnitee in connection with an Indemnifiable Matter; amounts paid by Indemnitee in settlement of an Indemnifiable Matter; amounts paid by Indemnitee under the Goldstein Firm Indemnification or any other indemnification obligation of Indemnitee to any third party arising out of or related in whole or in part to Indemnitee's actual or alleged association with the Corporation; any indirect, consequential, or incidental damages suffered or incurred by Indemnitee; and all reasonable attorneys' fees and disbursements, accountants' fees and disbursements, private investigation fees and disbursements, retainers, court costs, payments of attachment, appeal or other bonds or security, transcript costs, fees of experts, fees and expenses of witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses reasonably incurred by or for Indemnitee in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or being or preparing to be a witness in any threatened or pending Indemnifiable Matter or establishing Indemnitee's right or entitlement to indemnification for any of the foregoing, save and except only amounts actually paid Indemnitee under the Director Indemnification, as it may be amended from time to time, or under the Articles, the Corporation's bylaws, any policy or policies of directors' and officers' liability insurance, any other agreement, any vote of stockholders or disinterested directors, and any applicable and controlling law, statute, rule, decision, or finding, at common law or otherwise, under any theory or form, at law or in equity.

                  (c) The term "Indemnitee" shall include the Indemnitee named in the first paragraph of this Agreement and such Indemnitee's actual or alleged alter egos, spouse, family members, and corporations, partnerships, limited liability companies, trusts, and other enterprises and entities of any form whatsoever under the control of any of the foregoing, together with the property of all of the foregoing. The term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, as interpreted under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                  (d) The term "substantiating documentation" shall mean copies of bills or invoices for costs incurred by or for Indemnitee, or copies of court or agency orders, decrees, or settlement agreements, as the case may be, accompanied by a declaration, which need not be notarized, from Indemnitee that such bills, invoices, court or agency orders, decrees, or settlement agreements represent items meeting the definition of "Indemnifiable Amount" herein.

         2. Indemnity. The Corporation hereby agrees to indemnify, protect, defend, and hold harmless Indemnitee against any and all Indemnifiable Matters for all Indemnifiable Amounts.

         3. Choice of Counsel. Indemnitee shall be entitled to employ, and be reimbursed for the fees and disbursements of, counsel separate from that chosen

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by any other person or persons whom the Corporation is obligated to indemnify with respect to the same or any related or similar Indemnifiable Matter.

         4. Advances of Indemnifiable Amounts. Indemnifiable Amounts (other than judgments, penalties, fines, arbitration awards, and settlements) incurred by Indemnitee shall be paid by the Corporation, in advance of the final disposition of the Indemnifiable Matter, within 10 days after receipt of Indemnitee's written request accompanied by substantiating documentation.

         5. Right of Indemnitee to Indemnification upon Application. The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving, by clear and convincing evidence, that indemnification is not appropriate shall be on the Corporation.

         6. Notice to Insurers. If, at the time of the receipt of an application for indemnification pursuant to section 2 hereof or a request for advances of expenses pursuant to section 4 hereof, the Corporation has liability insurance in effect, the Corporation shall give prompt notice of the commencement of such Indemnifiable Matter to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnifiable Matter in accordance with the terms of such policies.

         7. Undertaking by Indemnitee. Indemnitee hereby undertakes to repay to the Corporation any advances of Indemnifiable Amounts pursuant to this Agreement to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification.

         8. Indemnification Hereunder Not Exclusive. The indemnification and advancement of Indemnifiable Amounts provided by this Agreement is intended to be broader, more comprehensive, and supplemental and in addition to the protection actually received by Indemnitee under the Director Indemnification or any other protection Indemnitee may actually receive under the Articles, the Corporation's bylaws, any policy or policies of directors' and officers' liability insurance, any other agreement, any vote of stockholders or disinterested directors, and any applicable and controlling law, statute, rule, decision, or finding, at common law or otherwise, under any theory or form, at law or in equity. However, Indemnitee shall reimburse the Corporation for amounts paid to him under this Agreement in an amount equal to any payments received pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement.

         9. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is associated with the Corporation and shall continue thereafter so long as Indemnitee shall be subject to any possible Indemnifiable Matter.

         10. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of Indemnifiable Amounts, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Indemnifiable Amounts to which Indemnitee is entitled.

         11. Settlement of Claims. The Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Indemnifiable Matter effected without the Corporation's written consent. The Corporation shall not settle any Indemnifiable Matter in any manner that would impose any penalty or limitation on Indemnitee's rights under this Agreement without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold its or his consent to any proposed settlement. The Corporation shall not be liable to indemnify Indemnitee under this Agreement

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

with regard to any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

         12. Enforcement.

                  (a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce Indemnitee to serve as a director or officer of the Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing as a director or officer. The Corporation shall be precluded from asserting in any action commenced pursuant to this section 12 that the procedures and presumptions in this section are not valid, binding and enforceable and shall stipulate in any such judicial proceedings that the Corporation is bound by all of the provisions of this Agreement.

                  (b) In any action commenced pursuant to this section 12, Indemnitee shall be presumed to be entitled to indemnification and advancement of Losses in accordance with section 4 under this Agreement, as the case may be, and the Corporation shall have the burden of proof in overcoming such presumption and must show by clear and convincing evidence that Indemnitee is not entitled to indemnification or advancement of Losses, as the case may be.

                  (c) The execution of this Agreement shall constitute the Corporation's stipulation by which it shall be irrevocably bound in any action by Indemnitee for enforcement of Indemnitee's rights hereunder that the Corporation's obligations set forth in this Agreement are unique and special, and that failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and immediate to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity respecting a breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

                  (d) In the event that Indemnitee shall deem it shall be necessary or desirable to retain legal counsel and/or incur other costs and expenses in connection with the interpretation or enforcement of any or all of Indemnitee's rights under this Agreement, Indemnitee shall be entitled to recover from the Corporation, and the Corporation shall indemnify Indemnitee against, any and all fees, costs, and expenses (of the types described in the definition of Indemnifiable Amounts in section 1(b)) incurred by Indemnitee in connection with the interpretation or enforcement of said rights. The Corporation shall make payment to the Indemnitee at the time such fees, costs, and expenses are incurred by Indemnitee. If, however, the Indemnitee does not prevail in such action under this section 12, Indemnitee shall repay any and all such amounts to the Corporation. If it shall be determined in an action pursuant to this section 12 that Indemnitee is entitled to receive part but not all of the indemnification or advancement of fees, costs, and expenses or other benefit sought, the expenses incurred by Indemnitee in connection with an action pursuant to this section 12 shall be equitably allocated between the Corporation and Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, Indemnitee shall be entitled to indemnification under this section 12 regardless of whether Indemnitee ultimately prevails in such judicial adjudication or arbitration.

         13. Governing Law; Binding Effect; Amendment and Termination; Construction.

                  (a) This Agreement shall be interpreted and enforced in accordance with the laws of the state of Nevada respecting matters governing corporations organized under the laws of that state.

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

         Otherwise, this Agreement shall be interpreted and enforced in accordance with the laws of the state of California, as applied to contracts between California residents, without respect to principles of conflicts of law.

                  (b) This Agreement shall be binding upon the Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, his spouse, estate, family members, heirs, executors, personal or legal representatives, and assigns.

                  (c) No amendment, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by the Corporation and Indemnitee.

                  (d) This Agreement shall be construed liberally in favor of Indemnitee to the fullest extent possible under applicable law, even if such indemnification is not specifically authorized by this Agreement or any other agreement, the Articles or Corporation's bylaws, or applicable law. The parties to this Agreement expressly acknowledge that it is their intent to shift to the Corporation all losses, claims, damages, expenses, liabilities, judgments, fines and penalties incurred by Indemnitee under the Goldstein Firm Indemnification. In the event applicable law is changed after the date of this Agreement, through statutory amendment, judicial interpretation, administrative regulations, or otherwise, to allow additional indemnification or to remove or restrict current limitations on indemnification, this Agreement shall be deemed to be amended and reformed so that Indemnitee shall enjoy by this Agreement the greater benefit of such changes. In the event of any change in applicable law that narrows or restricts the right of a the Corporation to indemnify Indemnitee, such change, to the extent not otherwise required by applicable law, to be applied to Indemnitee in the relevant circumstances, shall have no effect on this Agreement or the rights and obligations of the parties hereunder.

         14. Indemnitee as Director. In consideration of the Corporation's covenants in this Agreement, Indemnitee agrees to continue to serve as a director of the Corporation; however, nothing in this Agreement shall be construed to obligate the Corporation to recommend Indemnitee's re-election to the board or to obligate Indemnitee to continue as a director against his will should he subsequently decide to resign for any reason.

         15. Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable:

                  (a) the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby; and

                  (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

Each section of this Agreement is a separate and independent portion of this Agreement. If the indemnification to which Indemnitee is entitled as respects any aspect of any claim varies between two or more sections of this Agreement, that section providing the most comprehensive indemnification shall apply. The parties shall use their best efforts to replace any void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business, and other purposes of the void or unenforceable provision.

         16. Notice. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as

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of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or three days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

         If to the Corporation:     FX Energy, Inc.
                                    3006 Highland Drive, Suite 206
                                    Salt Lake City, UT  84106
                                    Facsimile: (801) 486-5575
                                    E-mail: davidpierce@fxenergy.com

         If to Indemnitee, to:      Dennis B. Goldstein
                                    387 Florence Avenue
                                    Oakland, CA  94618
                                    E-mail: dennisgoldstein@fxenergy.com
                                    (with a copy to dengold@yahoo.com)

or such other addresses, facsimile numbers, or electronic mail address as shall be furnished in writing by any party in the manner for giving notices hereunder.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on and as of the day and year first above written.

                                          Corporation:

                                          FX ENERGY, INC.


                                          By: /s/ David N. Pierce
                                             ----------------------------------
                                             David N. Pierce, President

                                          Indemnitee:

                                           /s/ Dennis B. Goldstein
                                          --------------------------------------
                                          DENNIS B. GOLDSTEIN

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